As filed with the Securities and Exchange Commission on January 25, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Zi Corporation
(Exact name of registrant as specified in its charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2100, 840 - 7TH Avenue SW
Calgary, Alberta, Canada T2P 3G2	T2P 3G2
(Address of Principal Executive Offices)	(Zip Code)

Zi Corporation Stock Incentive Plan – 2007
(Full title of the plan)

Thomas M. Rose, Esq.
Troutman Sanders LLP
222 Central Park Avenue, Suite 2000
Virginia Beach, VA 23462
(757) 687-7500
(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Thomas M. Rose, Esq.
Troutman Sanders LLP
222 Central Park Avenue, Suite 2000
Virginia Beach, Virginia 23462
Telephone: (757) 687-7715
Facsimile: (757) 687-1529

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount to be	maximum offering	maximum aggregate	Amount of
securities to be registered	registered [1]	price per share [2]	offering price [2]	registration fee

Common Shares (no par value)	7,583,693 shares	$0.72	$5,460,258.96	$214.59

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the plan described herein.

(2) Pursuant to Rule 457(c) and (h) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Zi Corporation's common shares on January 17, 2008 as reported by the NASDAQ Capital Market, which was $0.72 per share.

Part I ¦ Information Required in the Section 10(a) Prospectus

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

* The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II ¦ Information Required in the Registration Statement

Item 3.     Incorporation of Documents by Reference.

Zi Corporation (the "Registrant") hereby incorporates by reference into this registration statement the following documents:

(a)   The Registrant's annual report on Form 20-F (File No. 000-24018), as filed with the Securities and Exchange Commission (the "Commission") on April 3, 2007 and as amended by Amendment No. 1 to Form 20-F (File No. 000-24018) as filed with the Commission on June 19, 2007;

(b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report, as amended, filed with the Commission on April 3, 2007 incorporated by reference herein pursuant to (a) above; and

(c)   The description of the Registrant's common shares contained in the Registrant's registration statement on Form 40-F filed with the Commission on April 28, 1994, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent, if at all, designated therein, certain reports on Form 6-K furnished to the Commission by the Registrant subsequent to the date of this registration statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

The validity of the issuance of the Registrant's Common Shares offered hereby has been passed on by Jason Paul, Esq., General Counsel of the Registrant. As of January 23, 2008, Mr. Paul held options to purchase 90,000 shares of the Registrant's Common Shares, of which options to purchase 23,333 shares of the Registrant's Common Shares were exercisable.

Item 6.     Indemnification of Directors and Officers.

The Registrant's bylaws provide that, subject to the Alberta Business Corporations Act (the "ABCA"), the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer of another entity of which the Registrant is or was a shareholder or creditor, and such person's heirs and legal representatives, against all costs, charges and expenses reasonably incurred by such person in respect of certain actions or proceedings to which such person is made a party by reason of such person's office, if such person met certain specified standards of conduct and shall also indemnify any such person in such other circumstances as the ABCA or law permits or requires.

Under the ABCA, except in respect of an action by or on the Registrant's behalf to procure a judgment in its favor, the Registrant may indemnify a present or former director or officer or a person who acts or acted at its request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of such person's position with the Registrant and provided that the director or officer acted honestly and in good faith with a view to the Registrant's best interests, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such person's conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval and subject to the person seeking indemnity satisfying the conditions set forth above. A director or officer is entitled to indemnification from the Registrant as a matter of right if such person was substantially successful on the merits and fulfilled the conditions set forth above and is fairly and reasonably entitled to indemnity.

The Registrant currently maintains directors' and officers' insurance.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit Number	Description

4.1	Zi Corporation Stock Incentive Plan – 2007*
5.1	Opinion of Jason Paul, Esq., General Counsel of the Registrant*
23.1	Consent of Jason Paul, Esq., General Counsel of the Registrant, included in Exhibit 5.1 hereto*
23.2	Consent of Deloitte & Touche LLP, Independent Registered Chartered Accountants*
24.1	Powers of Attorney (included on the signature page of this registration statement)

* Filed herewith

Item 9.     Undertakings.

(a)    Rule 415 Offerings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on November 8, 2007.

ZI CORPORATION
(Registrant)

By: /s/ Milos Djokovic
Name: Milos Djokovic
Title: President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes Milos Djokovic and Blair Mullin each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-8 and to file the same with exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Milos Djokovic	President, Chief Executive Officer and a Director (principal executive officer)	November 8, 2007
Milos Djokovic

/s/ Blair Mullin	Chief Financial Officer (principal financial and accounting officer)	November 8, 2007
Blair Mullin

/s/ George C. Tai	Chairman of the Board of Directors	November 8, 2007
George C. Tai

/s/ Andrew Gertler	Director	November 8, 2007
Andrew Gertler

/s/ H. Donald Hyde	Director	November 8, 2007
H. Donald Hyde

/s/ Donald Pierce Moore	Director	November 8, 2007
Donald Pierce Moore

/s/ Robert Stefanski	Director	November 8, 2007
Robert Stefanski

AUTHORIZED REPRESENTATIVE

Pursuant to Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Zi Corporation in the United States on November 8, 2007.

/s/ Blair Mullin
Blair Mullin
Chief Financial Officer